UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2017

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers.

2018 Short-term Incentive Cash Bonus Program

On August 29, 2017, the Compensation Committee of The Greenbrier Companies, Inc. (the “Company”) adopted a 2018 Short-term Incentive Cash Bonus Program (the “Bonus Plan”), pursuant to which the Company’s executive officers, including its named executive officers (“NEOs”), may earn bonuses based on Company financial performance and achievement of strategic objectives during fiscal 2018. No bonuses will be paid unless the Company achieves at least the threshold level of performance against its adjusted EBITDA goal.

For each of William A. Furman, President and Chief Executive Officer; Mark J. Rittenbaum, Executive Vice President of Commercial and Leasing; Alejandro Centurion, Executive Vice President and President of Greenbrier Manufacturing Operations; and Lorie Tekorius, Executive Vice President and Chief Financial Officer, 85% of the bonus opportunity is based on achievement of Company-level financial performance goals and 15% of the bonus opportunity is based on achievement of two strategic objectives: integration of new businesses, and talent development and succession planning.

Target bonus payouts are established for each executive officer at a different percentage of base salary. The target bonus payout percentages are 115% of base salary for Mr. Furman, 90% of base salary for Messrs. Centurion and Rittenbaum, and 85% of base salary for Ms. Tekorius. Of the 85% of the bonus opportunity based on financial performance goals, 75% is based on achievement of the Company’s adjusted EBITDA goal and 25% is based on achievement of the Company’s return on invested capital (“ROIC”) goal.

Adjusted EBITDA is defined as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, and before bonus. ROIC is defined as net operating profit after cash paid during the period for income taxes and including earnings (loss) from unconsolidated affiliates, divided by Average Invested Capital. Average Invested Capital is calculated as the average balance of revolving notes plus notes payable plus total equity less cash in excess of $40 million. Each of these metrics is adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers in the discretion of the Compensation Committee.

Bonus payouts resulting from achievement of financial performance goals will vary depending upon achievement of threshold, target or stretch performance levels. Below threshold performance, no bonus will be paid. At threshold performance, the bonus payout will equal 75% of the relevant target payout amount. At stretch performance, the bonus payout will equal 200% of the relevant target amount. Bonus amounts will be interpolated between the threshold, target and stretch levels.

With respect to the goals based on achievement of strategic objectives, the Compensation Committee will determine the level of achievement of such goals by all executive officers as a group, on a scale of 0 – 100%. “Stretch” level of performance does not apply to strategic goals, which are qualitatively determined. The percentage of bonus payouts to all of the executive officers resulting from achievement of strategic goals will match the percentage of achievement. For example, if the Compensation Committee determines that the executive officers achieved 80% of their strategic goals, the payout percentage for each executive officer would be 80% of the individual’s target bonus amount with respect to such goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: September 5, 2017	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and
Chief Compliance Officer